WORDLOGIC CORPORATION SIGNS FIRM LETTER OF INTENT FOR GLOBAL LICENSING AGREEMENT

VANCOUVER, BRITISH COLUMBIA–23 April 2015–WordLogic Corp. (OTCQB:WLGC), the predictive intelligence technology company, is pleased to announce the signing of a firm Letter of Intent to grant a non-exclusive global licencing agreement to all of WordLogic patents, including REACH patent-pending. WordLogic will however, grant an 18-month exclusive to allow the completion of the development and deployment of REACH technology.

Software development and marketing firm Nirvana will be assisting in this endeavour with a private, well-funded venture firm. Nirvana has a wide clientele with divergent business verticals in a variety of industries including legal services, immigration, finance, e-commerce, construction, real estate, environment, food and transportation. The goal of this partnership is to apply REACH technology to already existing apps with a large user-base seeking a revenue model. A 6-month development completion cycle is anticipated, along with a 10-month market penetration.

The terms of agreement are as such: a one-time $250,000 US cash payment where all revenue will be split 40% to WordLogic and 60% to the venture fund after commissions. The definition of commissions will be determined by the split paid to the app. For example, a commission of 50% from all ad-revenue is paid to the app, then the remaining balance will be split 40/60 to the partnership. WordLogic's percentage will be paid on a gross basis, less cost of goods sold and commissions at the end of every quarter. As per example if 1 million users utilizing REACH in an app order 1 Groupon coupon purchase per year per user and click through ads presented by the REACH search mechanism twice a week would generate approx. $3 million per quarter in revenue. Less commissions and partnership split would result in approx. $700,000 per quarter in revenue to WordLogic per 1 million users.

Under the terms of the LOI, a definitive agreement will be finalized within the next 10 days.

For developers, partners or other interested beta testers of our Android version, please go to http://www.wordlogic.com/beta/.

For more information, see the descriptive video of the patent-pending “REACH” advertising search engine and WordLogic technologies at www.wordlogic.com.

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About WordLogic Corporation

WordLogic Corporation develops, markets, licenses and sells advanced predictive platform software designed to accelerate information discovery and text input. Wordlogic’s innovations operate on a wide variety of devices including smartphones, PCs, cell phones, Smart TV, media players, automotive navigational systems, infotainment and game consoles. Wordlogic’s intellectual property portfolio includes U.S. and European patents and numerous pending patent applications.

For more information about WordLogic Corporation, visit wordlogic.com.

To send a message via Twitter, contact us at www.twitter.com/wordlogiccorp or visit us on Facebook at www.facebook.com/wordlogiccorp.

WordLogic headquarters are located at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic’s filings with the US Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

WordLogic Corporation

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